UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2005

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2

Item 7.01 Regulation FD Disclosure

Included is the Petition of Atlanta Gas Light Company for Rehearing, Reconsideration and Oral Argument in the Atlanta Gas Light rate case (Georgia Public Service Commission Docket No. 18638-U).  The petition was filed on May 9, 2005, by Atlanta Gas Light, a wholly owned subsidiary of AGL Resources Inc., with the Georgia Public Service Commission, in order to request that the Commission rehear and reconsider its April 29, 2005 Order in the above-noted rate case.

STATE OF GEORGIA

BEFORE THE GEORGIA PUBLIC SERVICE COMMISSION

In Re: Atlanta Gas Light Company’s )
2004-2005 Rate Case)  Docket No. 18638-U
)

Petition of Atlanta Gas Light Company
For Rehearing, Reconsideration and Oral Argument

Pursuant to Georgia Public Service Commission (“Commission”) Rule 515-2-1-.08, Atlanta Gas Light Company (“AGLC” or the “Company”) hereby respectfully requests that the Commission rehear and reconsider its April 29, 2005 Order (“Order”) in the above-captioned proceeding and schedule oral argument, and as grounds therefor shows the following:

1.

This petition is filed within ten days from the entry of the Order.

2.

On May 25, 2004, the Commission ordered the Company to file a general rate case so as to determine six issues, including whether the three-year Performance Based Rate Plan (“PBR”) that would end on April 30, 2005 should be discontinued, extended or otherwise modified. AGLC complied with that order by filing direct testimony and exhibits, including a cost of service study consistent with the Commission’s Minimum Filing Requirements (“MFRs”). The Order contains the Commission’s ruling, findings and conclusions with respect to AGLC’s filing.

3.

As more particularly set forth below, the Order contains errors of law and fact that should be corrected.

LACK OF EXPLANATION

4.

The Commission, as with any agency or court, must engage in reasoned decision-making fully explaining the bases for its orders and conclusions. Thus, to determine whether an agency has acted in an arbitrary and capricious fashion, a court inquires whether the agency has "examine[d] the relevant data and articulate[d] a satisfactory explanation for its action including a rational connection between the facts found and the choice made." Motor Vehicle Mfrs. Ass'n v. State Farm Mut. Ins. Co., 463 U.S. 29, 42, 103 S.Ct. 2856, 286 (1983). Generally, a court will deem arbitrary and capricious an agency’s decision where "[the agency] entirely failed to consider an important aspect of the problem, offered an explanation for its decision that runs counter to the evidence before the agency, or is so implausible that it could not be ascribed to a difference in view or the product of agency expertise." Id. at 43. Thus, the grounds upon which the agency acted must be clearly disclosed and the agency must make plain its course of inquiry, its analysis and its reasoning in its decision. Am. Petroleum Inst. v. E.P.A.,540 F.2d 1023, 1029 (10th Cir. 1976) (construing Motor Vehicle Mfrs.). See also Sierra Club v. Leavitt, 368 F.3d 1300, 1302 (11th Cir. 2004) (deference to agency is inappropriate where the agency fails entirely to address or explain the issue it faced). This law is reflected in O.C.G.A. § 50-13-17(b), that requires: “Findings of fact shall be accompanied by a concise and explicit statement of the underlying facts supporting the findings.” The Order erroneously provides no explanation for its factual findings or legal conclusions. In fact, the Commission orders $51 million in revenue requirement reductions from AGLC’s case without any explanation. Without knowing the bases for the Commission’s decisions and conclusions, AGLC is unable to respond adequately in this petition and therefore reserves the right to file a Petition for Rehearing, Reconsideration and for Oral Argument should the Commission issue a more detailed order.

PBR

5.

One example of how the Order is arbitrary and capricious is in not addressing the issue of the PBR. The first of the six issues that the Commission determined (in the procedural and scheduling orders) would be resolved in this case was whether the PBR should be extended. In fact, this is the issue that required AGLC to file its case in the first place. The Order is completely silent as to any determination or rationale by the Commission for the PBR being discontinued.

UNILATERAL AMENDMENT OF THE PRP SETTLEMENT AGREEMENT

6.

The Commission erred by adopting a Comprehensive Rate Plan (“CRP”) that amends the Pipe Replacement Program (“PRP”) settlement agreement entered into by AGLC and the Commission Staff in Docket No. 8516-U by freezing the PRP surcharge at the current PRP rate and supposedly by rolling PRP revenue requirements into base rates. The PRP settlement (pp.25-26) establishes a specific formula for the PRP surcharge that AGLC is allowed under the settlement agreement to recover in return for replacing pipe pursuant to the settlement agreement.

The cost recovery will be designed to complement and supplement the regulatory process then in place. This recovery will be through a surcharge to then existing rates. The Company shall be allowed to include capital cost of all property additions and improvements minus such amounts already included in the Commission’s last determination of the Company’s revenue requirements….The Company will also be allowed any net current expense not recovered above or in previous revenue requirement determinations . . . .

Thus, the PRP settlement agreement provides that there is an amount of capital cost and expense for pipe replacement in base rates, i.e., in “the Company’s revenue requirements.” Indeed, this is how this provision was understood at the time it was negotiated and has been implemented consistently since that time -- that the surcharge recovers any PRP costs not included in the Company’s revenue requirement. The CRP does not change the Company’s revenue requirement, which the Commission determined is $400,896,000 (Order Findings of Fact ¶ 2). Thus, pursuant to the CRP, AGLC would not be able to recover all of its PRP costs through the surcharge and the base rate pipe replacement portion of its revenue requirement as agreed in the PRP agreement. Instead, under the adopted plan, the unmet PRP revenue requirement would be in theory “rolled into base rates” (Order Findings of Fact ¶ 10) and recovered (if the CRP mechanism actually works in practice) through an amount above the base rate revenue requirement. This is a novel idea that constitutes a unilateral amendment or abrogation of the PRP settlement agreement. Such an amendment to an existing settlement agreement cannot be adopted without AGLC’s consent.

7.

The unilateral abrogation of the PRP settlement agreement constitutes an impairment of AGLC’s contract with the Commission and its Staff in violation of the Contract Clause of the United States and Georgia Constitutions. The United States Constitution, Art. I, § 10, cl. 1, provides, “No State shall . . . pass any Law impairing the Obligation of Contracts.” Similarly, Georgia’s Constitution provides, “No bill of attainder, ex post facto law, retroactive law, or laws impairing the obligation of contract or making irrevocable grant of special privileges or immunities shall be passed.” Art. I, § 10, ¶ X. These provisions ensure that a State cannot enter into a binding contract with another party, obtain a benefit from that contract, and then unilaterally determine that it will no longer honor its obligations under the contract. See United States v. Winstar Corp., 518 U.S. 839, 876 (1996) (noting that the federal Contract Clause protects parties who enter into contracts with States); Swann v. Board of Trustees, 257 Ga. 450, 454, 360 S.E.2d 395, 398 (1987) (holding that Georgia’s Contract Clause ensures that a subsequent ordinance cannot reduce the benefit to a party who has performed pursuant to a contract while the ordinance was in effect).

Once a State forms a contract with a party and the party’s rights vest, the Contract Clauses of the United States and Georgia Constitutions protect the contracting party from subsequent State action affecting those rights. The Georgia Constitution flatly prohibits the State from undertaking any action that interferes with rights that have vested. See Swann, 257 Ga. at 454, 360 S.E.2d at 398; Smith v. City of Atlanta, 167 Ga. App. 458, 461, 306 S.E.2d 720, 723-24 (1983); Spengler v. Employers Com. Union Ins. Co., 131 Ga. App. 443, 453, 206 S.E.2d 693, 700 (1974). For example, in Smith, the Georgia Court of Appeals held that a municipality could not prevent its employee from receiving compensation for work he had already performed by invoking a subsequently enacted statutory immunity. 167 Ga. App. at 461, 306 S.E.2d at 723. Because AGLC has fully performed its obligations under the PRP settlement agreement to this point, because the Order would require AGLC to continue to perform its obligations and because AGLC’s rights under the agreement have vested, the Georgia Constitution prohibits the Commission from contravening those rights.

8.

By unilaterally amending the PRP settlement agreement, the Commission has breached the agreement. This decision to breach the settlement agreement is against public policy, contrary to law and erroneous. In United States v, Winstar Corp., 518 U.S. 839, 895 (1986), the Supreme Court opined that when the government enters into contract relations, its rights and duties therein are governed by contract law. AGLC has fulfilled its obligations to replace pipe pursuant to the settlement. The Commission Staff, as agent for the Commission that it works for, is a party to the negotiated agreement. The Adversary Staff breached the agreement by proposing, and the Commission breached the agreement by ordering, the unilateral amendment of the settlement agreement over AGLC’s objection.

9.

Further, the Order is unfair, arbitrary and capricious in that the Commission disapproved AGLC’s proposal to extend the PRP to fifteen years on the basis that Adversary Staff had not agreed to the proposal but then unilaterally amended the PRP agreement over AGLC’s objection.

OTHER ERRONEOUS ASPECTS OF THE CRP

10.

The Commission must set utility rates based on the utility’s cost of serving its customers. See Atlanta Gas Light Co. v. Georgia Public Serv. Comm’n, 152 Ga.App. 366, 262 S.E.2d 628 (Ga.App., 1979) (rates set in accord with substantive due process are rates sufficient to require the total revenue requirement of a regulated utility, which “is the sum total of its proper operating expenses, depreciation expense, taxes, and a reasonable return on the net valuation of its property"). Accord, Georgia Power Co. v. Georgia Public Serv. Comm’n, 231 Ga. 339, 201 S.E.2d 423 (Ga. 1973). In the Order, the Commission reduced AGLC’s revenue requirement to $400,896,000 (Findings of Fact ¶ 2). However, the Commission did not set rates to recover this amount. Instead, the Commission reduced AGLC’s revenue requirement but set rates to recover $422,818,000 in order to accomplish other Commission objectives that are unrelated to base rates.

11.

One objective is to build up a reserve to offset future PRP costs. The United States Supreme Court, however, reversed a similar plan imposed by the New Jersey Board of Public Utility Commissioners in Bd. of Public Utility Com’rs v. New York Telephone Co., 271 U.S. 23 (1926). The New Jersey commission had rejected a rate increase the utility had proposed, froze rates at then current levels and ordered that a depreciation credit balance be used to offset any underearnings during the coming period. Id. at 26-29. The U.S. Supreme Court found this to be unlawful and agreed with the utility that the utility “could not be compelled to make up deficits in future net earnings out of the depreciation reserves accumulated in the past.” Id. at 28. As the Supreme Court determined:

The revenue paid by the customers for service belongs to the company. The amount, if any, remaining after paying taxes and operating expenses including the expenses of depreciation is the company’s compensation for the use of its property. . . . [T]he law does not require the company to give up for the benefit of future subscribers any part of its accumulations from past operations. Profits of the past cannot be used to sustain confiscatory rates for the future.

Id. at 31-32 (citations omitted). Similarly, the Commission would create a reserve account by decreasing the Company’s revenue requirements and use this reserve account to fund future PRP underearnings. According to the U.S. Supreme Court, the CRP is unlawful and exceeds the Commission’s authority.

12.

The Order is also erroneous, arbitrary and capricious because the CRP is poorly defined and unworkable. Although the Order in not clear, it seems to indicate that the CRP is set to last for three years. However, AGLC’s revenue requirement will increase during that period. Indeed, if the Order is not reconsidered, AGLC intends to file a new rate case on or about July 1, 2005, and shall evidence that its revenue requirements will have increased during the future test year applicable to that filing. AGLC will also have to file more than once a year for additional rate increases, as is its legal right, so as to keep its shareholders from suffering financial losses during the upcoming period of increasing costs. As demonstrated in this proceeding, the CRP does not work if AGLC’s base revenue requirement increases. Therefore, the CRP, by Adversary Staff’s own admission, will not work.

13.

The CRP is also unworkable because it would require a monthly and administrative five-step process to adjust revenues and regulatory liability. This would add another layer of both financial and regulatory reporting causing AGLC to incur additional costs that are not currently included in AGLC’s cost of service. Further, the amount applied to the regulatory liability could vary each month, based on customer growth or decline, DDDC, trueup and other factors. It also is not clear whether franchise fee and damage billing revenue would be treated as base revenue under the CRP. If so, a variability in these revenue items would make the CRP further unworkable. Honoring the settlement agreement recovery mechanism and directing the Staff and the Company to meet in good faith to see if agreement can be reached on extending the PRP to fifteen years as proposed by AGLC, is better public policy and a more equitable means of evening out costs than the Adversary Staff’s unworkable CRP.

AFFILIATE AUDIT

14.

The Company appreciates the efforts of the Commission’s Staff to assist the Commission, regulated utilities and energy consumers of Georgia. However, the Company also believes that this case demonstrates that the Commission should change how its Staff is used in contested proceedings. An impartial tribunal is, of course, a cornerstone of due process. See e.g., Stivers v. Pierce, 71 F.3d 732, 741 (9th Cir. 1995) (due process demands the right to a "fair hearing before an impartial tribunal"). Thus, each party has a right to have its case heard by an unbiased Commission with no one party receiving partial treatment in the proceeding. It cannot be disputed that Advisory Staff plays a key role in contested rate proceedings. In this case, the Commission used the Advisory Staff recommendations as a starting point in its decision process and largely adopted the Advisory Staff’s recommendations. The Company never had the opportunity to review or respond to the Advisory Staff’s recommendations. The Company is concerned that the way the Staff is used on rate cases may result in a process that is structurally biased.

15.

Under the current organizational structure, there is one Commission Staff with Staff employees assigned to act either as Adversary or Advisory Staff on a case by case, ad hoc basis. Presumably, a Staff member serving as Advisory Staff in an individual case may have his or her overall job performance evaluated by Staff members serving as Adversary Staff. This organizational structure understandably could create an inherent potential for bias. In this rate proceeding, AGLC understands that Staff members that made recommended findings on the Affiliate Audit acted as Advisory Staff. Advisory Staff then advised the Commission on whether the Commission should adopt the audit findings proposed by those same Staff members. This is an additional structural bias. AGLC is concerned that these structural flaws in the Commission’s process create an uneven playing field, and ultimately create a procedural due process error. As an example, in the list of items Advisory Staff recommended to the Commission in the spreadsheet (and that the Commission largely adopted), Advisory Staff adopted 76% (19 of 25) of Adversary Staff’s positions and only 24% (6 or 25) of AGLC’s positions. As discussed further herein, many of those Adversary Staff positions adopted by Advisory Staff involve one-sided adjustments. The adjustments that would reduce AGLC’s revenue requirements were adopted and recommended by Advisory Staff and similar adjustments that would increase AGLC’s revenue requirements were rejected or not considered. Viewing these results in total casts serious doubt on the independence and impartiality of the Advisory Staff structure at the Commission. Significantly, in this case and a number of other cases, the Advisory Staff recommendations were a starting point for the Commission’s decision, and the Commission ultimately adopted most of Advisory Staff’s recommendations without explanation. This demonstrates the importance of Advisory Staff’s recommendation to the Commission. However, the current organizational structure for rate proceedings is failing to produce an independent, impartial and balanced recommendation, which the Commission needs to make sound policy decisions. This inherent bias constitutes a procedural due process error.

COST OF CAPITAL

Return on Equity

16.

The Commission erred by setting a return on equity of 10.375 percent that is significantly lower than any other ROE that the Commission has set in recent years for any other utility. The extremely low rate of return adopted in the Order violates the standards set forth by the U.S. Supreme Court in Bluefield Water Works & Improvement Co. v. Public Service Comm'n of West Virginia, 262 U.S. 679 at 692-93, 43 S.Ct. 675 (1923) and FPC v. Hope Natural Gas Co., 320 U.S. 591 at 605, 64 S.Ct. 281 (1944) in that it fails to provide AGLC a just and reasonable return which will enable it “to operate successfully, to maintain its financial integrity, to attract capital, and to compensate investors for the risk assumed.” Federal Power Commission v. Hope Natural Gas Co., at 605. Notably, the Commission recently allowed Georgia Power Company to earn up to an ROE of 12.25 percent. This return is nearly 20 percent higher than the 10.375 percent the Commission ordered for AGLC. As Dr. Morin demonstrated, the 10.375% return is also significantly lower than the 11% average allowed ROE for Adversary Staff witness Hill’s Group of Gas Utilities. AGLC Exh. No. 69. Such a low ROE harms both AGLC and AGL Resources Inc. (“AGLR”) as is evidenced by AGLR’s stock downgrade and comments from rating agencies of a potentially negative impact on bond ratings following the Order. The Commission has not adequately explained why AGLC is due such disparate treatment. In fact, Adversary Staff argued during the proceeding that ROE should be lower if a PBR is adopted, but the Commission has ordered an extremely low ROE while not adopting a PBR. Such a low ROE might possibly provide short-term benefits for customers but at a long-term detriment to those same customers as AGLC’s ability to obtain low cost financing will be damaged and AGLR’s ability to reduce costs for customers through further acquisitions will be harmed.

COST OF CAPITAL

Debt Cost

17.

It is arbitrary, capricious and otherwise unlawful for the Commission to update one cost item and not others. The Commission adopted without explanation Adversary Staff’s long-term debt cost of 6.64%. The difference between this figure and AGLC’s filed long-term debt and preferred equity cost of 7.14%1  is that Adversary Staff presented updated long-term debt information concerning actual debt issued by AGL Capital Corporation through December 2004. However, in Docket No. 4011-U (Jan. 3, 1993 Order), when the Company tried to update its testimony with more recent figures, the Commission determined that the Company could not do so in that or any future rate proceeding. Therefore, the Order is contrary to the Commission’s own order prohibiting AGLC from updating its filed testimony. Further, by allowing one party to provide updated cost figures while denying the utility that same ability is an unfair and unlawful procedure. In this case, Adversary Staff updated long-term debt cost but not short-term debt cost. The Commission is well aware that short-term interest rates have marched steadily upward since AGLC filed its case in October 2004. Obviously, if the Commission updates long-term rates with the most recently available data in the test year, the Commission should have updated short-term rates with the most recently available data. The most recently available data presented in the case shows AGLC’s short-term rates at 3.39%, not the 2.96% adopted by the Commission.2

COST OF SERVICE AND RATE BASE ISSUES

Removing Synergies of Acquisitions

18.

The Commission did not address in its Order its treatment of VNG cost savings and the NUI acquisition. The references are line items in the spreadsheet that was attached to the Order. According to Sch. 5 of that spreadsheet, the Commission decreased AGLC’s operations and maintenance expense by $5.672 million with respect to VNG acquisition cost allocation savings and $7.644 million with respect to NUI cost allocation savings. Since there is no explanation for these adjustments, AGLC can only surmise as to the rationale. In any event, it is poor public policy to capture all of the cost-savings achieved from AGLR’s acquisition of other utilities in that this action may provide ratepayers with short-term benefits but does so to the long-term detriment of ratepayers and the Company. Instead of punishing the Company for cost-saving measures such as AGLR’s prudent acquisitions, the Commission should further encourage cost-saving acquisitions that can provide real benefits to Georgia customers.

19.

As mentioned above, the Commission determined that the NUI acquisition will result in test year savings to AGLC of $7.644 million. However, these unsubstantiated NUI cost savings are not known and measurable savings and furthermore, AGLR incurred additional NUI acquisition costs that are not included in the unsubstantiated cost savings figure relied on by Adversary Staff. Further, it is unfair, one-sided, arbitrary and capricious for the Commission to disallow the property tax expense increase (see below) as being not known and measurable, but include NUI “savings” as known and measurable. As Mr. O’Brien testified, it is simply too soon to measure all of the costs and savings associated with the NUI acquisition. Tr. 596-98.

Caroline Street

20.

The Commission’s Order deviates from long-standing, below-the-line accounting treatment of gains and losses on the sale of land (non-depreciable assets). Capturing gain on the sale of real estate for which the value of the buildings and fixtures is negative is contrary to the accounting rules that AGLC must follow and related precedent. Commission Rule 515-3-1-.10 (AGLC Exh. No. 53) requires the Company to maintain its records in conformity with the FERC system of accounts. Under the FERC system of gas accounts, 18 CFR Part 201, the cost of land for general plant must be recorded in Account No. 389 Land and Land Rights. Gains on the disposition of property in this account are then recorded in Account No. 421.1 Gain on Disposition of Property. As FERC recognized in Florida Gas Transmission Company, 20 FERC P 61,298 (1982), the result of recording the gain in Account No. 421.1 “is to take account for regulatory purposes of the gain on the sale of the existing facilities by reflecting it in a below-the-line account for the benefit of investors.” See also, Bd. of Public Utility Com’rs, 271 U.S. at 32 (customers pay for utility service but property belongs to shareholders); see also, Philadephia Suburban Water Co. v. Pa. Public Utility Comm’n, 427 A.2d 1244 (Pa. Comm. Ct. 1981) (reversing commission decision that attempted to capture the gain from the sale of realty and pass the gain to ratepayers via a ten-year amortization); Boise Water Corp. v. Idaho Pub. Utililities Comm’n, 578 P.2d 1089 (Id. 1978) (“[N]ot having paid the cost of purchasing nondepreciable property, ratepayers are not entitled to reap the rewards or losses on its sale or other transfer.”). FERC further determined in Florida Gas Transmission Company, 25 FERC ¶ 61005 (1983), “the accounting regulations have been interpreted to bind the Commission notwithstanding the Commission's judgment concerning the proper ratemaking and certificate policies which should be followed,” citing Panhandle Eastern Pipe Line Co. v. F.E.R.C., 613 F.2d 1120 (D.C. Cir. 1979). The Commission likewise must follow its own rule, which requires an accounting treatment consistent with FERC accounting rules.

Significantly, in a settlement in Docket No. 4167-U regarding environmental response costs, the Staff requested a provision that provides for a sharing with ratepayers of any gain on the sale of property that is remediated under the environmental response recovery mechanism. No such provision would have been necessary if the Staff genuinely believed that such a gain was an “above-the-line” transaction and therefore automatically captured for the benefit of ratepayers. Rather, the negotiated provision requested by Staff was necessary because the proper and traditional treatment for gains on non-depreciable property is “below-the-line.” Therefore, the gain on the Caroline Street sale appropriately was captured below-the-line. Moreover, this treatment is proper whereas here ratepayers were never required to pay for a return of AGLC’s investment through depreciation.

21.

The Order exceeds the Commission’s authority by retroactively capturing gains from a period prior to the test year. Pursuant to O.C.G.A. § 46-2-25(d), “[a]ny action taken by the commission . . . shall be effective from the date such actions are reduced to writing and are signed . . . . No such action or order of the commission may be given retroactive effect.” Thus, any part of a Commission rate order that would have a retroactive effect is simply beyond the Commission’s authority and void. Georgia Pub. Serv. Comm’n v. Atlanta Gas Light Co., 205 Ga. 863, 888, 55 S.E.2d 618, 633-34 (1949). According to the Georgia Supreme Court: “Even if the commission, after fixing a rate or charge, subsequently determines that the rate was unreasonably high, it has no authority in the revision of the rate to require that refunds or reparations be made of collections under the rate which had been established.” Id. The sale of the Caroline Street property occurred in September 2003. By confiscating gain from a prior rate period and ordering that this gain be distributed over time to customers in future rates, the Commission in effect is ordering the Company to refund collections made under prior rates. Even if the Commission decided that AGLR should not have captured any gain, such event did not occur during a test year and therefore should not impact present rates. See also, Bd. of Public Utility Com’rs, 271 U.S. at 32 (“[T]he law does not require the company to give up for the benefit of future subscribers any part of its accumulations from past operations. Profits of the past cannot be used to sustain confiscatory rates for the future.”).

22.

The Commission’s Order was also unlawful because it violated the rule against single-issue ratemaking. It is a well-established principle that rational ratemaking must not examine rate factors in isolation but instead must examine a variety of contemporaneous factors. See Georgia Power Co. v. Georgia Pub. Serv. Comm’n, 231 Ga. 339, 341, 201 S.E.2d 423, 425 (1973) (a utility’s revenue requirement includes the sum of its “proper operating expenses, depreciation expense, taxes, and a reasonable return on the net valuation of its property that is used in the public service”). For example, the cost of facility repair that a gas company bore in 1942, or a rate base consisting only of property the company used for utility service in 1942, obviously would not be “proper” factors for setting rates to be charged in 2005. Nor would isolating the 1942 cost of facility repair and considering it along with other 2005 operating expenses be proper, rational rate-making. Rather, the expenses, net rate base and other cost and revenue figures used to determine a utility’s revenue requirement and amount of rate increase or decrease must be derived from the same relevant time period. Reaching back and capturing the gain from the 2003 sale of Caroline Street and including that gain alongside 2005 costs, revenues and expenses violates the rule against single-issue ratemaking.3
23.

The Commission’s capture of the Caroline Street gain that occurred outside of the test year while simultaneously disallowing other known and measurable costs such as pension, health insurance and OPEB costs because these costs occur outside the test year is arbitrary and capricious.

24.

The Order also errs by failing to take into account that AGLC already shared a significant portion of the Caroline Street gain by prepaying pension expense thereby reducing revenue requirement by $600,000 per year, and by not taking into account that AGL Services Company (“AGSC”) suffered a loss through the sale on the buildings and other infrastructure that existed at Caroline Street. If the Commission captures this gain, it must also recognize the loss and decreased cost of service that occurred as a result of the same transaction. This one-sided, treatment of counting only items that reduce AGLC’s revenue requirement is erroneous, unfair and unlawful.

AGSC Plant

25.

The Commission adopted, without explanation, Adversary Staff’s proposal to remove approximately $45.1 million of plant used to provide AGLC’s service to customers but that is shown on AGSC’s books. Once again, it is impossible for AGLC to respond adequately to the Commission’s decision concerning AGSC without knowing the Commission’s rationale for adopting Adversary Staff’s position. Indeed, the Commission adopted each substantive Adversary Staff recommendation concerning rate base but the Commission’s entire “explanation” concerning these $100 million in rate base adjustments is: “The Commission finds as a matter of fact that the appropriate rate base for the test period is $1,187,677,000.” Even Adversary Staff admitted that the AGSC plant is used for AGLC’s utility service (Tr. 1052), which of course is the standard for a utility’s cost recovery for plant. See Bd. of Public Utility Com’rs, 271 U.S. at 31 (“Constitutional protection against confiscation does not depend on the source of the money used to purchase the property. It is enough that it is used to render the service.”). Significantly, but for AGSC having the plant, AGLC would have to acquire its own. Therefore, the Commission erred by excluding the AGSC plant from rate base.

Rate Base Pension Adjustments

26.

The Commission erred by excluding without explanation full pension liability as a rate base reduction of $15.211 million (with accompanying impact on expenses as well). This is an unreasonable, one-sided adjustment in that it fails to consider the offsetting and large Other Comprehensive Income that created the pension liability and that will become pension expense in future years. The Commission’s treatment is also not consistent with the treatment afforded Georgia Power in its 2004 rate case and therefore is discriminatory.

Depreciation

27.

The Commission erred by adopting a methodology that is contrary to the accounting rules that AGLC must follow and that will force future customers to pay for present costs. Commission Rule 515-3-1-.10 (AGLC Exh. No. 53) requires the Company to maintain its records in conformity with the FERC system of accounts. The FERC system of accounts requires AGLC to record the actual “book cost of gas plant retired” less the net salvage value of the same plant retired. AGLC Exh. No. 54. Mr. Roff for AGLC followed this method, Mr. King for Adversary Staff did not. Instead, Mr. King compares actual retirement costs with the book cost of plant that is not retired. Rather than comply with the FERC accounting rules that AGLC must follow, Mr. King testified that AGLC must align its depreciation accounting to certain statements by the SEC concerning financial, instead of regulatory, accounting. With the exception of Pennsylvania and certain rate settlements in Georgia in which King was the Adversary Staff witness, no other commission has adopted Mr. King’s unique method. Mr. King’s approach may reduce depreciation rates and cost recovery now but will cause the undercollection of retirement costs and force future ratepayers to pay for present utility costs, much like Georgia Power Company’s customers now face extraordinary rate increases because of past fuel cost undercollections. The Commission should protect future ratepayers by adopting Mr. Roff’s depreciation rates that comply with the Commission’s and FERC’s accounting rules and appropriately assigns present ratepayers their fair share of the costs.

Property Tax Expense

28.

The Commission erred because the property tax increase projected by AGLC is known and measurable. The government agency responsible for tax assessments has already indicated that it plans to utilize its stock and debt approach to value AGLC’s property for the 2005 property tax assessment. Use of this methodology will increase AGLC’s property tax by approximately $2.4 million. At a minimum, the property tax increase is more known than the alleged cost savings AGLR would achieve this year from the NUI transaction. Thus, AGLR stated that it hopes to achieve certain cost savings to AGLC associated with the NUI transaction and the tax commissioner said it plans to increase AGLC’s taxes. It is one-sided, unfair and legally infirm for the Commission to conclude that the anticipated cost savings associated with the NUI transaction are known and measurable while the tax commissioner’s plan to increase taxes is not.

Operating Expense Escalation

29.

The Commission without explanation reduced AGLC’s proposed Operations & Maintenance (“O&M”) expense increase projection by $1.83 million. It is unreasonable (and punitive) for the Commission to determine that O&M expense shall not increase by the Consumer Price Index (“CPI”) amount when certain costs are beyond AGLC’s control and clearly rising. Additionally, it is unreasonable and unfair to expect further cost reductions for AGLC due to future investment in technology when AGLC has already incorporated cost savings in its test period payroll costs. It is payroll costs that are primarily impacted by investment in technology, and AGLC reflected a decrease in its payroll costs. The O&M expense adjusted for the CPI will be impacted minimally, if at all, by future investments in technology. AGLC has not increased rates since 1993 during which time the CPI has increased over 30 percent. However, AGLC has already cut substantial costs and the additional substantial revenue cut the Commission has ordered could reduce AGLC’s ability to provide the current level of utility service. Notably, the Commission is removing the incentive for AGLR to engage in further cost-cutting acquisitions (see above) yet holds O&M expense at the current level, thereby assuming that AGLR will continue to make these cost-saving acquisitions. This is neither good public policy nor consistent with the law.

Adjustments to 3-Year Expense Projections

30.

It is unreasonable, arbitrary and capricious for the Commission to ignore strong evidence of cost increases that are not in the Company’s control. The Commission’s decision is arbitrary and capricious for not considering the known and measurable pension expense, OPEB expense and group health insurance increases that will occur. The Commission also did not adjust for known increases in pension and OPEB expense for the test period based on updated actuarially determined estimates. This refusal to update pension, OPEB and health insurance expense while updating long-term debt is clearly erroneous and one-sided decision-making.

Composite Ratio

31.

The Commission accepted Adversary Staff’s position to adjust downward allocations by $2.955 million by incorporating the Q4 2004 composite ratio. Updating the composite ratio figures the Company filed in October 2004 to November 30, 2004, but not adjusting other items, is another example of one-sided treatment that is contrary to law and prior Commission decisions. Further, only $1.24 million of Adversary Staff’s proposed adjustment was related to updating the composite ratio to Q4 2004. The remaining amount was related to Adversary Staff’s position to include AGLR in the composite ratio for the allocations of information system and technologies, facilities and certain other service providers. This inclusion would not be consistent with the method approved for AGSC by the Securities and Exchange (“SEC”) Public Utilities Holding Company Act of 1935 (“PUHCA”) Staff. Once again, this treatment is one-sided and arbitrary in that the Commission adopted Adversary Staff’s depreciation position that was based on Mr. King’s statement that his methodology was consistent with the method advocated by the SEC but also adopted a composite ratio inclusion that is inconsistent with that approved for AGSC by the SEC PUHCA staff.

COST OF SERVICE STUDY

32.

A six-month pre-filing requirement is an unlawful restriction on AGLC’s ability to request a rate increase at any time. Pursuant to O.C.G.A. § 46-2-25(a), a utility has a right to file for a rate increase at any time upon providing “30 days’ notice to the commission and to the public . . . by filing … new schedules….” Under this statute, the Commission can then suspend the implementation of these rates for up to five more months (i.e., a total of six months from the utility’s filing.) The Commission’s new requirement would turn the statute’s one-month notice into a seven-month notice and the period from the time the utility decides to file for a rate increase until the rates go into effect would turn from six months to well over a year, and more likely up to 1½ years (to complete and file the study, wait 6 months to file the new schedules and then wait 6 more months). This requirement exceeds the Commission’s statutory authority.

33.

The Commission’s new Cost of Service Study requirement can not likely be implemented for other practical reasons in that they are vague and overreaching. According to the Order (p.14), AGLC must provide “comprehensive and complete” work papers that “fully” disclose how the economic costs were developed including documentation of “all judgments and methods” used to establish “every specific assumption.” AGLC respectfully suggests that this standard is vague, unworkable and could require voluminous documentation of, among other things, all judgments made. The Order further requires that the work papers “must be so comprehensive as to allow others initially unfamiliar with the study to replicate” the study. This requirement is vague and unworkable in that it rests in part on the level of understanding of the person receiving the work papers on behalf of Staff or some other party.

RATE DESIGN

34.

The Commission determined that

the rate design recommendations of the Commission Adversary Staff are just and reasonable. Specifically, the Commission rejects the Company’s proposal to sculpt the DDDC for the G-11 class…. The Commission maintains the current G-11 threshold to remain in place for the assessment of the customer charge.

Findings of Fact ¶ 17. This is the entire “explanation” for the Commission’s decision to reject all of the proposals that AGLC presented that are designed to decrease the number of commercial customers that currently are leaving the Company’s system. There is no evidence to support the Commission’s determination that the G-11 threshold should remain the same, as even the CUC witness agreed to some change in the threshold and the record shows that AGLC needs to change the threshold to retain commercial customers.

35.

The Commission also erred by adopting without comment Adversary Staff’s request to reject “the Company’s proposal to recover the PRP cost through the DDDC charge” (Id.) even though Adversary Staff’s own expert witness called the current PRP cost recovery method “regressive.”

36.

The Commission likewise erred by failing to adopt the E-1 Rate and Economic Development Fund (without explanation) that will help provide jobs and infrastructure to rural Georgia. The E-1 Rate will not result in any rate increase to customers but the Commission rejected it nonetheless.

III. Conclusion

WHEREFORE, AGLC respectfully requests the Commission to rehear and reconsider its Order and schedule oral argument.

This 9th day of May, 2005.

Respectfully submitted,

/s/ L. Craig Dowdy
L. Craig Dowdy

/s/ Alan R. Jenkins
Alan R. Jenkins

Attorneys for
Atlanta Gas Light Company

McKenna Long & Aldridge LLP
303 Peachtree Street
Suite 5300
Atlanta, GA 30308
404-527-4000

1 Adversary Staff collapsed preferred stock into long-term debt. AGLC filed preferred equity cost as 8.57% and long-term debt cost as 6.68%. If rolled together, AGLC’s filed long-term and preferred equity cost is 7.14%.
2 This unfair treatment is also a due process violation.
3 See Business and Professional People for the Pub. Interest v. Illinois Commerce Comm’n, 585 N.E.2d 1032, 1061-62 (Ill. 1991):

The rule against single-issue ratemaking recognizes that the revenue formula is designed to determine the revenue requirement based on the aggregate costs and demand of the utility. Therefore, it would be improper to consider changes to components of the revenue requirement in isolation. Often times a change in one item of the revenue formula is offset by a corresponding change in another component of the formula.

See also National Fuel Gas Distrib. Corp. v. Pennsylvania Pub. Utility Comm’n, 464 A.2d 546, 567 (Pa. Cmwlth. 1983) (“the consideration of expense and revenue items in isolation . . . could result in the setting of confiscatory rates”); A. Finkl & Sons Co. v. Illinois Commerce Comm’n, 620 N.E.2d 1141, 1147 (Ill. App. 1993):

    [I]nstead of considering costs and earnings in the aggregate, where potential changes in one or more items of expense or revenue may be offset by increases or decreases in other such items, single-issue ratemaking considers those changes in isolation, ignoring the totality of circumstances.

CERTIFICATE OF SERVICE

I, Alan R. Jenkins, an attorney for Atlanta Gas Light Company, hereby certify that I have served Atlanta Gas Light Company’s Petition for Rehearing, Reconsideration and Oral Argument upon the following parties in Docket No. 18638-U by depositing a copy of same in the United States mail with sufficient postage, addressed as follows:

Phil Smith Staff Attorney Georgia Public Service Commission 244 Washington Street, S.W. Atlanta, GA 30334	Jeffrey C. Stair Georgia Public Service Commission 244 Washington Street Atlanta, GA 30334
Reece McAlister Executive Secretary Georgia Public Service Commission 244 Washington Street, SW Atlanta, GA 30334	Tressa deAndrade, Esq. Georgia Public Service Commission 244 Washington Street Atlanta, GA 30334
Clare McGuire Consumers’ Utility Counsel Governor’s Office of Consumer Affairs 2 Martin Luther King, Jr. Dr. Suite 356, East Tower Atlanta, GA 30334	Dan Walsh Assistant Attorney General State of Georgia, Department of Law 40 Capitol Square, S.W. Atlanta, GA 30334
Terri M. Lyndall Galloway & Lyndall, LLP Six Piedmont Center, Suite 303 3525 Piedmont Road Atlanta, GA 30305	Charles B. Jones, III Sutherland, Asbill & Brennan, LLP 999 Peachtree Street, N.E. Suite 2300 Atlanta, GA 30309-3996
Michael D’Angelo Infinite Energy/Intelligent Energy 2050 Center Avenue, Suite 500 Fort Lee, NJ 07024	Eric M. Whitmore Regulatory Affairs Manager Infinite Energy, Inc. 1355 Terrell Mill Road Building 1484 Marietta, GA 30067
Joseph C. Monroe SouthStar Energy Services, LLC 817 West Peachtree Street, N.W. Suite 1000 Atlanta, GA 30308	Robert B. Remar, Esq. Rogers & Hardin, LLP 2700 International Tower Peachtree Center 229 Peachtree Street, N.E. Atlanta, GA 30303
Jim Clarkson Resource Supply Management 998 Veterans Memorial Highway Mableton, GA 30126	Kevin C. Greene Melissa L. Pignatelli Troutman Sanders LLP 600 Peachtree Street, N.E. Suite 5200 Bank of America Plaza Atlanta, GA 30308-2216
Jocelyn M. Stargel Southern Company Gas LLC 14th Floor 270 Peachtree Street Atlanta, GA 30303	Jeannette Mellinger Consumers’ Utility Counsel Division 47 Trinity Avenue Atlanta, GA 30334
Livia Whisenhunt CEO PS Energy Group, Inc. 2987 Clairmont Road, Suite 450 Atlanta, GA 30329	Lynn R. Westergaard, President Resource Service Ministries, Inc. 1841 Marietta Blvd., N.W. Suite G Atlanta, GA 30318-2849
Gary Bunce Walton EMC Natural Gas P.O. Box 260 842 US Hwy. 78, NW Monroe, GA 30655	Peyton S. Hawes, Jr. 2467 Montview Drive, N.W. Atlanta, GA 30305
G.L. Bowen, III, President GTMA 50 Hurt Plaza, Suite 985 Atlanta, GA 30303	Steve Ruback The Columbia Group, Inc. 785 Washington Street Canton, MA 02021
Randall D. Quintrell 999 Peachtree Street, N.E. 19th Floor, First Union Building Atlanta, GA 30309	J. Renee Kastanakis 4645 Club Circle Atlanta, GA 30319

This 9th day of May, 2005.

/s/ Alan R. Jenkins
Alan R. Jenkins

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: May 9, 2005	/s/ Richard T. O’Brien
Executive Vice President and Chief Financial Officer